For Immediate Release


Physician Computer Network, Inc. Announces Cash Infusion; Agreement with Senior Lenders; Reduction in Force; Withdrawal by Auditors of 1996 Audit Report; and Increased Loss Estimates.

Morris Plains, NJ (April 2, 1998) - Physician  Computer  Network,  Inc. (Nasdaq:
PCNI) today announced that an entity controlled by the Company's Chairman of the Board and largest shareholder has agreed to an $11 million equity investment in the Company for which the Company is issuing shares of cumulative preferred stock. The preferred stock has a liquidation preference of $11 million and pays cumulative dividends at a rate increasing from 15% to 18% per annum during the next four years. The preferred stock is not mandatorily redeemable by the Company at any time. The Company also announced that it has reached agreement with its senior lenders to restructure the Company's senior credit facility. As part of the agreement, which is subject only to the completion of definitive documentation, the Company has agreed to pay down $6 million of the approximately $22.5 million currently outstanding under the credit facility and the lenders are granting the Company a forbearance with respect to all existing defaults under the credit facility, future revolving credit commitments by the lenders have been terminated and the Company is agreeing to terms for the repayment of outstanding senior indebtedness. The Chairman of the Board of the Company has also agreed to guaranty $2 million of the senior debt. The proceeds of the new investment, the shares of preferred stock and the warrant agreements discussed below have been placed in escrow pending finalization of the definitive documents with the Company's lenders.

The Chairman of the Board of the Company is the beneficial owner of a warrant to purchase 5 million shares of the Company's common stock for $5 per share. Contemporaneously with the new equity investment, he has agreed that the warrant, which he purchased in 1995 and which may be exercised in whole and not in part: (i) will not be transferable; (ii) will not be exercisable until September 2002 except under circumstances in which the Company is sold or undertakes certain other business combinations or if the market price of the Company's common stock is $5 or more per share for forty-five consecutive trading days; and (iii) must be exercised in whole in the event that the market price of the Company's common stock is $5 or more per share for forty-five consecutive trading days, and the Company has agreed to lower the exercise price of that warrant to an amount equal to $1 per share minus the $0.30 per share cash consideration originally paid for such warrant. In addition, the Company is issuing to the investor a new warrant to purchase 6 million shares of the Company's common stock for $1 per share. The new warrant is not exercisable until the earlier of April 1, 1999 or the date on which the Company is sold or undertakes certain other business combinations.


The Company's management believes that, as a result of the $11 million cash infusion ($6 million of which will be used to repay the senior debt), the agreement with the lenders and the expense reduction being undertaken, management can focus its attention on the maintenance and servicing of the large installed base of customers using the Company's products and on continued product development and enhancement. The anticipated product releases for 1998 remain on schedule.

The Company has also announced today that the Company has reduced its workforce by approximately 140 employees representing approximately 20% of its workforce. These reductions-in-force and other cost reduction efforts are being made by the Company in order to bring its expenses better in line with its expected revenues for the coming year. The Company believes these reductions will not adversely affect operations or product release dates.

As previously announced, the completion of the Company's 1997 audit has been delayed because the Company's independent auditors, KPMG Peat Marwick, have identified certain instances during the 1997 period in which the Company has improperly recognized items of revenue and expense. The auditors have recently informed the Company that they are reviewing certain matters with respect to the Company's consolidated financial statements as of and for the year ended December 31, 1996, which, at a minimum will require that the Company's balance sheet be restated in order to reclassify certain items of cash as receivables. While the Company has not been advised whether or not any further restatement of its 1996 consolidated financial statements will be required, it is possible that upon the auditors' completion of their review of such matters further restatement may be required. Further, the auditors have advised the Company that they have withdrawn their auditors' report on the Company's consolidated financial statements as of and for the year ended December 31, 1996 and that such report should not be relied upon.

At this time, the Company does not have a projected date for the release of its final results for the fourth quarter and the year ended December 31, 1997. As previously announced, the Company expects to report a loss from operations for the fourth quarter of 1997 and will restate its results for each of the first three quarters of 1997 to report a loss from operations for each of those quarters. In addition, as previously announced, the Company's results are also expected to include certain one-time, non-cash, special charges unrelated to the issues of revenue and expense recognition referred to above. These one-time special charges relate primarily to the impairment of intangibles and the carrying value of goodwill. To date, the 1997 net loss has not been determined, but the Company currently estimates that such net loss will range between $77 million and $81 million, of which approximately $37 million constitutes the special charges referred to above. The amount of 1997 losses from operations were previously estimated to range between $27 million and $31 million and the amount of such one-time charges were previously estimated to be approximately $25 million, if not more.

The Company has appointed a special committee of its Board of Directors to conduct an investigation and make recommendations regarding the circumstances surrounding the Company's accounting irregularities. The committee has retained Gary Lynch of Davis Polk & Wardwell as counsel for the investigation. In addition, the Company has retained the firm of Alvarez & Marsal to provide the Company with management and financial services.

The Company's expectations are preliminary, subject to the independent auditors completing the 1997 audit. The estimated amount of losses, anticipated release date for final results, and the potential consequences of the foregoing matters discussed in this press release, including the arrangement with the lenders, constitute forward-looking statements. Actual results for the Company's fourth quarter and for the 1997 fiscal year could differ materially from those estimated, depending on a number of factors including whether all sales recorded on account of any particular period meet applicable revenue recognition requirements, the adequacy of estimated expense accruals and reserves and the evaluation of the impairment of intangible assets. Additional factors which may affect the Company's operations and business are described in the Business section of Company's Annual Report on Form 10-K for the year ended December 31, 1996.

Physician Computer Network is a leader in developing, marketing and supporting information technology to physician-based healthcare organizations, including group practices, integrated delivery networks, MSOs, IPAs and other models of physician organizations. PCN's application software products address the financial, clinical, administrative and management needs within these organizations and facilitate electronic connectivity between them and other healthcare industry entities including hospitals, clinical laboratories, managed care providers and insurance intermediaries.